UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 18, 2010
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-08733	85-0212139
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona		85705
(Address of principal executive offices)		(Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events

On February 19, 2010, Nord Resources Corporation (“Nord” or the “Company”) issued a news release announcing that it has received a notice from Nedbank Capital Limited dated February 18, 2010, concerning Nord’s failure to make the full payment required to be paid on February 2, 2010 under its Copper Hedge Agreement. All currency amounts are in U.S. dollars.

Nord has paid $300,000 of the $674,895 amount due and intends to pay the remaining balance of $374,895 from operational cash flow within the next 20 days. Should the Company fail to discharge such payment obligation in full within the 20 day period, an Event of Default under the Copper Hedge Agreement would occur. The Company fully expects to make the required payment by March 10, 2010. An Event of Default under the Copper Hedge Agreement, if any, would trigger a cross-default under the $25 million secured loan facility with Nedbank Limited, which is secured by the real and personal property of Johnson Camp Mine. In that case, Nedbank would be in a position to pursue any and all remedies under the Copper Hedge Agreement and the Secured Loan Agreement.

As previously indicated, Nord continues to make substantial progress ramping up copper production, but the rate of increase has been slower than expected by management and this has affected Nord’s operating cash flow. In late October 2009, the failure of a well casing contributed to several months of below forecasted flow rates through the Company’s SX plant, which in turn resulted in lower than expected copper production.

The Company has successfully taken measures to address these issues. By early January, it had placed two new wells into operation at a capital cost of approximately $400,000. The new wells have resulted in significantly increased plant flow rates that now are at the levels that the Company had forecasted as necessary to achieve its production targets. With the increase in flow rates and continual increase in solution grades, the Company expects copper production to increase to a level to allow for breakeven operational cash flow in March, 2010.

As previously announced, Nord received an exemption from certain shareholder approval requirements under the rules of the Toronto Stock Exchange (the “TSX”) in connection with Nord’s US$12 million private placement completed in November 2009, on the basis of financial hardship. Reliance on this exemption automatically triggered a TSX de-listing review to confirm that Nord continues to meet the TSX listing requirements. While Nord believes that it continues to comply with such requirements, it is unclear what impact Nedbank Capital’s notice will have on the de-listing review which has not yet been completed.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit
99.1	News release of Nord Resources Corporation dated February 19, 2010*

*           Filed herewith.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

By:
DATE: February 19, 2010		/s/ Wayne Morrison
Wayne M. Morrison
Chief Financial Officer

4.